Contact:  Kleyton Parkhurst, SVP
 ePlus inc.
 investors@eplus.com
 703-984-8150

ePlus Reports Fiscal Year 2009 Financial Results

HERNDON, VA – June 17, 2009 – ePlus inc. (Nasdaq Global Market: PLUS), a leading provider of technology solutions, today announced financial results for its fiscal fourth quarter and full fiscal year ended March 31, 2009.  For the quarter, revenues totaled $134.2 million, a decrease of $53.0 million or 28.3%, as compared to $187.2 million in the fiscal fourth quarter of 2008.  Net earnings totaled $0.8 million, or $0.10 per diluted share, as compared to $2.7 million, or $0.32 per diluted share, in the fiscal fourth quarter of 2008.

For the year, revenues totaled $698.0 million, a decrease of $151.3 million or 17.8%, as compared to $849.3 million last fiscal year.  Net earnings totaled $12.8 million, or $1.52 per diluted share, as compared to $16.4 million, or $1.95 per diluted share last fiscal year.  Results for the year ended March 31, 2009 include a pre-tax goodwill impairment charge of $4.6 million related to the Company’s technology sales business segment.  The impairment is a non-cash charge to earnings, and  did not affect the Company's liquidity, cash flows from operating activities or covenants.  Excluding this impairment charge, non-GAAP net earnings totaled $15.5 million or $1.84 per diluted share.

“IT spending has been very volatile in the past few months, and it is difficult to predict when IT spending will stabilize or increase,” said Phillip G. Norton, Chairman, President and Chief Executive Officer.  “We believe that ePlus has multiple advantages that will allow us to endure current economic challenges and be well positioned to capture growth when the economy rebounds.  These advantages include our strong balance sheet, a continued focus on advanced technologies that deliver high value to customers, software and supply chain processes that differentiate us from the competition, and leasing that facilitates customer spend to meet their IT needs within capital and budget constraints.  ePlus is helping our customers by providing real value in this marketplace.”

Fourth Quarter Results

Sales of product and services totaled $119.3 million, a decrease of $47.7 million or 28.6%, as compared to $167.0 million in the fiscal fourth quarter of 2008.  The decline in revenue was primarily attributable to the economic downturn, which led many customers to defer investments in technology equipment.  The gross margin percentage improved slightly to 13.1%, as compared to the same quarter last year.

Revenues generated from the combination of lease revenues, sales of leased equipment, fee and other income totaled $14.8 million, a decrease of  $5.3 million or 26.5%, as compared to $20.2 million in the fiscal fourth quarter of 2008.  This decline was largely a result of the Company’s decision to sell more of its leases in the prior year period, as part of a risk mitigation process conducted to diversify the portfolio by customer, equipment type and residual value.  As a result of fewer leases in the Company’s portfolio in the fiscal year, lease revenues decreased 11.7% to $10.3 million this quarter, representing approximately 8% of the total revenue mix.

Selling, general and administrative expenses, which includes professional and other fees, salaries and benefits, and general and administrative expenses, totaled $23.4 million, a decrease of $2.1 million or 8.1%, as compared to $25.4 million in the fiscal fourth quarter of 2008.  The decrease was primarily related to lower professional and other fees, as well as the Company’s increased focus on controlling spending, efforts to improve productivity and a reduction in depreciation resulting from a smaller portfolio of leases.  Salaries and benefits expenses increased due to the establishment of a telesales unit earlier this year and the employment of several former consultants as professional services staff.

Interest and financing costs totaling $1.5 million were unchanged from the fiscal fourth quarter of 2008.  Non-recourse notes payable totaled $85.0 million at March 31, 2009, a decrease of 9.4%, as compared to $93.8 million at March 31, 2008.  ePlus is not directly liable for its non-recourse debt, except under certain limited circumstances, as the loans are secured by equipment and assigned lease payments, which collateralizes the customers’ obligations.

As of March 31, 2009, cash and cash equivalents totaled $107.8 million.  At March 31, 2009, shareholders’ equity was $174.5 million and book value totaled $21.57 per share, compared to shareholders’ equity of $163.7 million and book value of $19.89 per share at March 31, 2008.

During the quarter, ePlus invested $1.4 million to repurchase an additional 133,791 shares of its common stock at an average cost of $10.64 per share  For the full year ended March 31, 2009, ePlus repurchased 436,664 shares of its outstanding common stock at an average cost of $9.95 per share for a total purchase price of $4.3 million.

Full Year Results

Sales of product and services totaled $636.1 million, a decrease of $95.5 million or 13.1%, as compared to $731.7 million last fiscal year.  The decrease in revenue was primarily attributable to the economic downturn, which has led many customers to defer investments in technology equipment.  Gross margin percentage improved to 13.9% as compared 11.8% recorded the prior fiscal year.

Revenues generated from the combination of lease revenues, sales of leased equipment, fee and other income totaled $61.9 million, a decrease of $55.8 million or 47.4%, as compared to $117.7 million last fiscal year.  The decrease in sales of leased equipment, which totaled $45.5 million last fiscal year, represented nearly three-quarters of the overall decline in revenues.  This decline was largely a result of the Company’s decision to sell more of its leases in the prior fiscal year, as part of a risk mitigation process conducted to diversify the portfolio by customer, equipment type and residual value.

Selling, general and administrative expenses totaled $98.9 million, a decrease of $2.3 million or 2.3%, as compared to $101.2 million last fiscal year.  The decrease resulted from lower professional and other fees, in addition to slightly lower general and administrative expenses, which more than offset an increase in salaries and benefits.  Salaries and benefits expense increased $4.1 million or 5.7% primarily due to staff additions the Company made earlier this year to support its long-term growth plans.  Professional and other fees decreased $5.7 million or 44.1% from heightened expense levels incurred last year from delayed SEC filings and other legal fees.

For the 2009 fiscal year, interest and financing costs declined 28.5%, to $5.8 million from $8.1 million recorded the prior fiscal year, as a result of lower overall non-recourse debt.

Percentage changes stated throughout this press release are calculated on rounded numbers from the Company’s financial statements (which are stated in thousands of dollars), not on the rounded numbers used herein.  Investors are encouraged to read the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2009.  Copies are available via the Company’s Web site at:  http://www.eplus.com, via the SEC’s website at: http://www.sec.gov, or by contacting the Company.

Conference Call Information

The Company will host a conference call at 11:00 a.m. Eastern on Thursday, June 18. To participate in the call, please dial 877-856-1960 (international participants may dial 719-325-4784) and reference access code 8754140.  A live webcast will be available via the Company’s investor relations Web site at: www.eplus.com.

A replay of the teleconference will be accessible through midnight Sunday, June 28th.  To access the replay, please call 719-457-0820 and reference access code 8754140.  The webcast will also remain available for replay via the Company’s investor relations Web site.

Use of Non-GAAP Financial Information

In this release, ePlus discloses non-GAAP measures of net earnings and earnings per share showing the effect of the goodwill impairment charge.  A “non-GAAP financial measure” is a numerical measure of a company’s historical or future financial performance, financial position or cash flows that excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statement of income, balance sheet or statement of cash flows of the company; or includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented.  ePlus uses the financial measures that are included in this news release in its internal evaluation and management of its business.  Management believes that these measures and the information they provide are useful to investors because they permit investors to view the Company’s performance using the same tools that ePlus uses and to better evaluate the Company’s ongoing business performance.  These measures should not be considered an alternative to measurements required by accounting principles generally accepted in the United States (GAAP), such as net income and earnings per share.  These non-GAAP measures are unlikely to be comparable to non-GAAP information provided by other companies. In accordance with SEC regulations, reconciliation of the ePlus GAAP information to the pro forma information is provided in the table below.  We will also make available on the investor relations page of our web site at www.eplus.com this press release, and a reconciliation of the difference between the GAAP and non-GAAP financial measures.

Forward-Looking Statements

Statements in this press release that are not historical facts may be deemed to be “forward-looking statements” Within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended.  Actual and anticipated future results may vary materially due to certain risks and uncertainties, including, without limitation, possible adverse effects resulting from the recent financial crisis in the credit markets and general slowdown of the U.S. economy such as our current and potential customers delaying or reducing technology purchases, increasing credit risk associated with our customers and vendors, reduction of vendor incentive programs, the possibility of additional goodwill impairment charges, and restrictions on our access to capital necessary to fund our operations; the demand for and acceptance of, our products and services; our ability to adapt our services to meet changes in market developments; the impact of competition in our markets; the possibility of defects in our products or catalog content data; our ability to hire and retain sufficient personnel; our ability to protect our intellectual property; a decrease in the capital spending budgets of our customers; our ability to consummate and integrate acquisitions; the creditworthiness of our customers; our ability to raise capital and obtain non-recourse financing for our transactions; our ability to reserve adequately for credit losses; and other risks or uncertainties detailed in our reports filed with the Securities and Exchange Commission.  All information set forth in this press release is current as of the date of this release and ePlus undertakes no duty or obligation to update this information.

About ePlus inc.

ePlus is a leading provider of technology solutions.  ePlus enables organizations to optimize their IT infrastructure and supply chain processes by delivering world-class IT products from top manufacturers, professional services, flexible lease financing, proprietary software, and patented business methods.  Founded in 1990, ePlus has more than 650 associates in 20+ locations serving more than 2,500 customers.  The Company is headquartered in Herndon, VA.  For more information, visit http://www.eplus.com, call 888-482-1122, or email info@eplus.com.

ePlus® and ePlus products referenced herein are either registered trademarks or trademarks of ePlus inc. in the United States and/or other countries

ePlus inc. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	As of	As of
	March 31, 2009	March 31, 2008
ASSETS	(in thousands)

Cash and cash equivalents	$107,788	$58,423
Accounts receivable—net	82,734	109,706
Notes receivable	2,632	726
Inventories—net	9,739	9,192
Investment in leases and leased equipment—net	119,256	157,382
Property and equipment—net	3,313	4,680
Other assets	16,809	13,514
Goodwill	21,601	26,125
TOTAL ASSETS	$363,872	$379,748

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES

Accounts payable—equipment	$2,904	$6,744
Accounts payable—trade	18,833	22,016
Accounts payable—floor plan	45,127	55,634
Salaries and commissions payable	4,586	4,789
Accrued expenses and other liabilities	29,002	30,372
Income taxes payable	912	-
Recourse notes payable	102	-
Non-recourse notes payable	84,977	93,814
Deferred tax liability	2,957	2,677
Total Liabilities	189,400	216,046

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY

Preferred stock, $.01 par value; 2,000,000 shares authorized; none issued or outstanding	-	-
Common stock, $.01 par value; 25,000,000 shares authorized; 11,504,167 issued and 8,088,513 outstanding at March 31, 2009 and 11,210,731 issued and 8,231,741 outstanding at March 31, 2008	115	112
Additional paid-in capital	80,055	77,287
Treasury stock, at cost, 3,415,654 and 2,978,990 shares, respectively	(37,229)	(32,884)
Retained earnings	131,452	118,623
Accumulated other comprehensive income—foreign currency translation adjustment	79	564
Total Stockholders' Equity	174,472	163,702
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$363,872	$379,748

ePlus inc. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Year Ended
	March 31,		March 31,
	2009	2008	2009	2008
	(in thousands, except for per share amounts)
REVENUES

Sales of product and services	$119,335	$167,026	$636,142	$731,654
Sales of leased equipment	1,186	4,949	4,633	45,493
	120,521	171,975	640,775	777,147

Lease revenues	10,286	11,649	44,483	55,459
Fee and other income	3,352	3,575	12,769	16,699

TOTAL REVENUES	134,159	187,199	698,027	849,305

COSTS AND EXPENSES

Cost of sales, product and services	103,680	145,191	548,035	645,393
Cost of leased equipment	1,113	4,783	4,373	43,702
	104,793	149,974	552,408	689,095

Direct lease costs	2,957	4,602	14,220	20,955
Professional and other fees	1,269	3,239	7,199	12,889
Salaries and benefits	18,671	18,314	76,380	72,285
General and administrative expenses	3,424	3,881	15,320	16,016
Impairment of goodwill	-	-	4,644	-
Interest and financing costs	1,501	1,533	5,808	8,123

TOTAL COSTS AND EXPENSES	132,615	181,543	675,979	819,363

EARNINGS BEFORE PROVISION FOR INCOME TAXES	1,544	5,656	22,048	29,942

PROVISION FOR INCOME TAXES	790	2,911	9,219	13,582

NET EARNINGS	$754	$2,745	$12,829	$16,360

NET EARNINGS PER COMMON SHARE - BASIC	$0.10	$0.34	$1.56	$1.99
NET EARNINGS PER COMMON SHARE - DILUTED	$0.10	$0.32	$1.52	$1.95

WEIGHTED AVERAGE SHARES OUTSTANDING - BASIC	8,059,518	8,231,741	8,219,318	8,231,741
WEIGHTED AVERAGE SHARES OUTSTANDING - DILUTED	8,256,718	8,396,712	8,453,333	8,378,683

RECONCILIATION OF NON-GAAP INFORMATION
	Year Ended
	March 31,
	2009	2008 [2]
	(in thousands, except per share amounts)

GAAP earnings before provision for income taxes as reported	$22,048	$29,942
Plus: Impairment of goodwill	4,644	-
Non-GAAP Earnings before provision for income taxes	26,692	29,942
Non-GAAP Provision for income taxes [1]	11,161	13,582
Non-GAAP proforma net earnings	$15,531	$16,360

GAAP net earnings per common share-diluted	$1.52	$1.95
Non-GAAP proforma net earnings per common share-diluted	$1.84	$1.95

WEIGHTED AVERAGE SHARES OUTSTANDING - BASIC	8,219,318	8,231,741
WEIGHTED AVERAGE SHARES OUTSTANDING - DILUTED	8,453,333	8,378,683

[1] Non-GAAP tax rate is calculated at the same tax rate as GAAP earnings
[2] Figures in the 2008 column are GAAP and provided for comparative purposes.